Exhibit 99.4
Consent of Wells Fargo Securities, LLC

November 20, 2014

The E.W. Scripps Company
312 Walnut Street, Suite 2800
Cincinnati, OH 45202

Re:    Registration Statement on Form S-4 of the E.W. Scripps Company (“Scripps”) filed on November 20, 2014

Ladies and Gentlemen:

Reference is made to our opinion letters, dated July 30, 2014, with respect to the fairness, from a financial point of view, (i) to Scripps of the Broadcast Exchange Ratio pursuant to the Agreement and (ii) to holders of Scripps Common Shares who receive shares of Scripps Spinco Common Stock pursuant to the Scripps Newspaper Distribution of the Scripps Newspaper Exchange Ratio in connection with the Scripps Newspaper Merger pursuant to the Agreement. Terms used but not defined herein have the meaning given such terms in the opinion letter.

The foregoing opinion letters are provided solely for the information and use of the Board of Directors of Scripps in connection with its evaluation of the transactions contemplated therein and are not to be used or relied upon for any other purpose, nor are they to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Scripps has determined to include our opinions in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinions under the following captions: “Summary—Opinions of Scripps’ Financial Advisor” and “The Transactions—Opinions of Scripps’ Financial Advisor” and to the inclusion of the foregoing opinions in the Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinions are not to be used or relied upon for any other purpose, nor are they to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC
(WELLS FARGO SECURITIES, LLC)